UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

B. RILEY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2015, B. Riley Financial, Inc. (the “Company”) issued a subordinated unsecured promissory note (the “Note”) to Riley Investment Partners, L.P. (“Payee”), in the principal amount of $4,500,000 (the “Principal Sum”). Subject to the Interest/Success Fee Cap (as defined below), the Note accrues interest at the rate of 10% per annum (or 15% in the event of a default under the Note) (“Interest”), and Payee is entitled to a success fee (the “Success Fee”) of 20% of the net profit, if any, earned by the Company in connection with a designated liquidation transaction. Pursuant to the terms of the Note, under no circumstances shall the Company be obligated to pay to Payee any portion of the combined amount of Interest and the Success Fee which exceeds twelve percent (12%) of the Principal Sum (the “Interest/Success Fee Cap”). The Principal Sum, together with the accrued and unpaid Interest and the Success Fee, are due and payable by the Company on March 9, 2016. The Note is subordinated in certain respects to the Company’s guaranty relating to its existing credit facility with Wells Fargo Bank, National Association and, in the event of certain insolvency proceedings, with respect to such credit facility itself, as well as to any other indebtedness of the Company to the extent required by the documents governing the repayment thereof.

Riley Investment Management LLC, a wholly owned subsidiary of the Company, is the general partner of Payee. Bryant Riley, the Chief Executive Officer and Chairman of the Board of Directors of the Company, owns or controls approximately 45% of the equity interests of the Payee. In addition, Thomas Kelleher, the President of the Company, and one other employee of the Company, own or control de minimis amounts of the equity interests of the Payee. After considering the economic interests of Mr. Riley and Mr. Kelleher in the Note and comparing the terms of the Note to terms that may have been available from unaffiliated third parties, the disinterested members of the Company’s Board of Directors unanimously approved the issuance of the Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 16, 2015	B. RILEY FINANCIAL, INC.

	By:	/s/ Phillip J. Ahn
Phillip J. Ahn Chief Financial Officer and Chief Operating Officer